Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2011	2010
Earnings available to cover fixed charges:
Income from continuing operations	$18,696	$7,858
Interest expense	18,374	21,639

Earnings available to cover net fixed charges	$37,070	$29,497

Fixed charges:
Interest expense	$18,374	$21,639
Interest capitalized	3,915	2,864

Fixed charges	$22,289	$24,503
Preferred stock dividends	1,138	2,953
Redemption related preferred stock issuance cost, net of discount on repurchase	155	—

Fixed charges and preferred stock dividends	$23,582	$27,456

Earnings available to cover fixed charges	$37,070	$29,497
Divided by fixed charges	$22,289	$24,503

Ratio of earnings to fixed charges	1.7x	1.2x

Earnings available to cover fixed charges	$37,070	$29,497
Divided by fixed charges and preferred stock dividends	$23,582	$27,456

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6x	1.1x

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2011	2010
Earnings available to cover fixed charges:
Income from continuing operations	$44,404	$21,899
Interest expense	56,861	63,465

Earnings available to cover net fixed charges	$101,265	$85,364

Fixed charges:
Interest expense	$56,861	$63,465
Interest capitalized	10,202	9,228

Fixed charges	$67,063	$72,693
Preferred stock dividends	6,744	8,859
Redemption related preferred stock issuance cost, net of discount on repurchase	3,771	—

Fixed charges and preferred stock dividends	$77,578	$81,552

Earnings available to cover fixed charges	$101,265	$85,364
Divided by fixed charges	$67,063	$72,693

Ratio of earnings to fixed charges	1.5x	1.2x

Earnings available to cover fixed charges	$101,265	$85,364
Divided by fixed charges and preferred stock dividends	$77,578	$81,552

Ratio of earnings to combined fixed charges and preferred stock dividends	1.3x	1.0x